Exhibit 4.3

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”), dated as of June 11, 2012, by and between SIGMA DESIGNS, INC., a California corporation (the “Company”), and COMPUTERSHARE SHAREOWNER SERVICES LLC, a New Jersey limited liability company (formerly known as Mellon Investor Services LLC), in its capacity as Rights Agent (the “Rights Agent”), is made with reference to the following facts:

A.      The Company and the Rights Agent entered into that certain Preferred Stock Rights Agreement dated as of June 7, 2004 (the “Rights Agreement”) in order to implement a shareholder rights plan as more fully described therein.  Terms with initial letters capitalized that are not otherwise defined herein shall have their respective meanings as set forth in the Rights Agreement.

B.      Pursuant to Section 27 of the Rights Agreement, the Company may amend or supplement from time to time such provisions of the Rights Agreement, prior to a Distribution Date, which the Company may deem necessary or desirable, without approval of holders of Rights Certificates, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment.

C.      The Company, pursuant to a resolution duly adopted by its Board of Directors, has determined that it is desirable to amend the Rights Agreement as provided in this Amendment to terminate the Rights Agreement effective June 11, 2012.

D.      The Company hereby states that no Distribution Date has occurred under the Rights Agreement.

E.      The Company hereby states that all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent hereby amend, effective upon the date hereof, the Rights Agreement as follows:

1.      Amendment of Section 1(r).  The definition of “Final Expiration Date” set forth in Section 1(r) of the Rights Agreement is hereby amended and restated to mean “the Close of Business on June 11, 2012.”

2.      Amendment to Add Section 35.  The Rights Agreement is hereby amended to add a new Section 35, which shall read in its entirety as follows:

“35.  Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate and the Rights shall expire and be of no further force and effect as of the Close of Business on June 11, 2012; provided, for the avoidance of doubt, that the provisions of Section 18 and Section 20 hereof shall survive such termination and expiration of the Rights.”

3.      Agreement as Amended.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.  Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

4.      Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

5.      Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and to be performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent, to the extent that they related to the rights, duties and obligations of the Rights Agent, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

6.      Severability.  If any term, provision or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions or restriction of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.      Descriptive Headings.  Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Remainder of the page is blank.]

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

SIGMA DESIGNS, INC.

By: /s/ Thinh Q. Tran
Name: Thinh Q. Tran
Title:   President & Chief Executive Officer

COMPUTERSHARE SHAREOWNER SERVICES LLC, as Rights Agent

By:   /s/ Maria Hendricks
Name:  Maria Hendricks
Title:   Vice President

[Signature page to Amendment No. 2 to Rights Agreement]